SCHEDULE "A"

COMPANY ACT
ALTERED MEMORANDUM

(As Altered by Special Resolutions Passed March 2, 1998)

1. The name of the company is Moreno Ventures Inc.

2. The authorized capital of the company consists of 100,000,000 common shares without par value.